Exhibit 21

Subsidiaries

Set forth below are the names of the direct and indirect subsidiaries of Sentry Technology Corporation, together with the percentage ownership interest of each such corporation held by its parent.

Knogo North America Inc. (100%)
• Knogo Caribe Inc. ( inactive) (100%)

ID Security Systems Canada Inc. (100%) - effective January 2005 name changed to Sentry Technology Canada Inc.
• Custom Security Industries Inc. (51%)

ID Systems USA, Inc. (100%) - effective January 2005 name changed to Sentry Technology USA Inc.